Exhibit 4.1

OMNIBUS SUPPLEMENTAL

INDENTURE

THIS OMNIBUS SUPPLEMENTAL INDENTURE, dated January 13, 2026 and effective as of the Effective Date (as defined below) (this “Omnibus Supplemental Indenture”), is by and among each applicable issuing entity solely with respect to itself, each a Delaware statutory trust (each an “Issuing Entity”), WILMINGTON TRUST, NATIONAL ASSOCIATION, as indenture trustee (in such capacity, the “Indenture Trustee”) with respect to the applicable indenture listed on Schedule I hereto, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as account bank (in such capacity, the “Account Bank”) with respect to the applicable indenture listed on Schedule I hereto.

WHEREAS, an applicable Issuing Entity, the Indenture Trustee and the Account Bank are parties to an applicable Indenture, dated as of the date thereof (as amended, supplemented and modified from time to time, each an “Indenture”) listed on Schedule I hereto. Capitalized terms used in this Omnibus Supplemental Indenture and not otherwise defined herein shall have the meanings assigned thereto in Appendix A of the applicable Indenture;

WHEREAS, each party hereto desires to amend each applicable Indenture to which such entity is a party to, pursuant Section 9.1(a) thereof;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1.     Amendments to Appendix A of each applicable Indenture.

(a)               The definition of “Defaulted Unit” is amended and restated in full to read as follows:

““Defaulted Unit” means any Closed-End Unit with a related Closed-End Lease for which any of the following has occurred during a Collection Period: (a) any payment or part thereof of more than the Delinquency Threshold Amount on such Closed-End Lease is past due 120 or more days, (b) the related Closed-End Vehicle has been repossessed and sold or repossessed and held in inventory for more than 90 days, whichever occurs first, or (c) such related Closed-End Lease has been charged off in accordance with Customary Servicing Practices.”

(b)               The definition of “Delinquent Unit” is amended and restated in full to read as follows:

““Delinquent Unit” means any Transaction Unit (other than a Defaulted Unit) with a related Transaction Lease on which any payment or part thereof of more than the Delinquency Threshold Amount is past due for more than 30 days.”

(c)               The following definitions are added to Appendix A of each applicable Indenture in their correct respective alphabetical order:

““Conversion Date” means the date on which the Sponsor begins using a threshold of 10% of the applicable scheduled lease payment rather than $40 for determining if a scheduled lease payment is delinquent.”

““Delinquency Threshold Amount” means $40 with respect to payments effective on or prior to the Conversion Date, and 10% of the applicable scheduled lease payment for payments effective on or after the Conversion Date.”

SECTION 2.      Effectiveness. This Omnibus Supplemental Indenture shall be effective as of January 13, 2026 (the “Effective Date”).

SECTION 3.     Issuing Entity Order. Pursuant to Section 9.1(a) of the applicable Indenture, the Issuing Entity hereby directs each Indenture Trustee to execute this Omnibus Supplemental Indenture, and such direction shall constitute an Issuing Entity Request.

SECTION 4.     Limitation of Liability of Owner Trustee. Notwithstanding anything contained herein to the contrary, this Omnibus Supplemental Indenture has been executed by U.S. Bank Trust National Association not in its individual capacity but solely in its capacity as Owner Trustee of the applicable Issuing Entity and in no event shall U.S. Bank Trust National Association in its individual capacity or, except as expressly provided in the applicable Trust Agreement, as Owner Trustee of the applicable Issuing Entity have any liability for the representations, warranties, covenants, agreements or other obligations of the applicable Issuing Entity hereunder or in any of the certificates, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to the assets of the applicable Issuing Entity. In the execution and delivery of this Omnibus Supplemental Indenture, the Owner Trustee shall be entitled to the rights, duties, benefits, protections, privileges, indemnities and immunities of the Owner Trustee set forth in the Transaction Documents, mutatis mutandis.

SECTION 5.     Instruction to Owner Trustee. The Certificateholder hereby directs the Owner Trustee pursuant to Section 6.03 of the applicable Trust Agreement to execute this Omnibus Supplemental Indenture on behalf of the applicable Issuing Entity. The Certificateholder hereby certifies that it has the power and authority under the applicable Trust Agreement to direct the Owner Trustee with respect to the foregoing actions and that the above referenced actions are duly authorized pursuant to and in accordance with the applicable Trust Agreement and are not inconsistent with the terms of the documents to which the Issuing Entity is a party. The Administrator certifies that all conditions precedent to the above referenced actions have been satisfied or waived. In addition, the Certificateholder and the Administrator agree that all actions taken by the Owner Trustee in connection with this instruction are covered by the fee and indemnification provisions set forth in the applicable Transaction Documents and that U.S. Bank Trust National Association shall be fully indemnified by the Administrator in connection with action taken pursuant to this instruction.

SECTION 6.     Miscellaneous. THIS OMNIBUS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. This Omnibus Supplemental Indenture may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this Omnibus Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the applicable Indenture and shall not constitute a novation of such Indenture; and each applicable Indenture, as amended by this Omnibus Supplemental Indenture, shall be read, taken and construed as one and the same instrument. It is understood and agreed by the parties hereto that each party is consenting and executing this Omnibus Supplemental Indenture solely with respect to the applicable Indenture to which it is a party. The execution hereof by any party shall not make it a party to any other agreement to which it is not already a party.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Supplemental Indenture to be executed by their respective officers, as of the date first written above.

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2024-A

By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee on behalf of the Issuing Entity

By:	/s/ Christopher J. Nuxoll
Name:	Christopher J. Nuxoll
Title:	Vice President

WORLD OMNI AUTOMOBILE LEASE SECURITIZATION TRUST 2025-A

By: U.S. BANK TRUST NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee on behalf of the Issuing Entity

By:	/s/ Christopher J. Nuxoll
Name:	Christopher J. Nuxoll
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Indenture Trustee

By:	/s/ Jonathan Muller
Name:	Jonathan Muller
Title:	Assistant Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Account Bank

By:	/s/ Jonathan Muller
Name:	Jonathan Muller
Title:	Assistant Vice President

Solely with respect to Section 5 hereof:

WORLD OMNI FINANCIAL CORP.,

as Administrator

By:	/s/ Claude S. Simon
Name:	Claude S. Simon
Title:	Assistant Treasurer

WORLD OMNI AUTO LEASING LLC,

as sole Certificateholder

By:	/s/ Claude S. Simon
Name:	Claude S. Simon
Title:	Assistant Treasurer

Schedule I

World Omni Automobile Lease Securitization Trust 2024-A

1. Indenture, dated as of April 17, 2024, among World Omni Automobile Lease Securitization Trust 2024-A, as Issuing Entity, Wilmington Trust, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as Account Bank

World Omni Automobile Lease Securitization Trust 2025-A

1. Indenture, dated as of March 12, 2025, among World Omni Automobile Lease Securitization Trust 2025-A, as Issuing Entity, Wilmington Trust, National Association, as Indenture Trustee, and Wilmington Trust, National Association, as Account Bank, as amended by the First Supplemental Indenture, dated as of May 23, 2025, among the Issuing Entity, the Indenture Trustee and the Account Bank